UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        April 22, 2008

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2008, the office of the Secretary for Transportation and Public Works for the Macau Special Administrative Region for The People’s Republic of China (the “Macau Government”) published an amendment (the “Sands Concession Amendment”) to the Land Concession by Lease (the “Sands Land Concession”) between the Macau Government and Venetian Macau, Limited (“VML”), an indirect wholly-owned subsidiary of Las Vegas Sands Corp. (the “Company”) with respect to the Sands Macao in Macau’s Official Gazette (the “Official Gazette”).

The Sands Concession Amendment increased the gross construction areas related to the hotel, entertainment, gaming, leisure, retail shopping, restaurant and commercial areas of the Sands Macao by an aggregate of 44,664 square meters and reduced the gross construction areas related to the free or open area by an aggregate of 2,219 square meters to reflect the additional hotel, entertainment, gaming, leisure, retail shopping, restaurant and commercial areas recently added to and opened at the Sands Macao. The Sands Concession Amendment increased the annual rent payable by VML to the Macau Government associated with the Sands Macao from 1,299,000.00 patacas to 1,946,770.00 patacas with respect to the changes in gross construction areas at the Sands Macao. Pursuant to the Sands Concession Amendment, VML was obligated to pay an additional premium in consideration of the changes in gross construction areas aggregating a total of 90,015,160.00 patacas (approximately $11.2 million at exchange rates in effect on March 31, 2008). VML paid the additional land premium in full on March 4, 2008. The other material terms of the Sands Land Concession were unchanged from the original Sands Land Concession dated December 10, 2003.

Upon its publication in the Official Gazette the Sands Concession Amendment to the Sands Land Concession became effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 28, 2008

LAS VEGAS SANDS CORP.
By:	/s/ Scott D. Henry
Name: Scott D. Henry Title: Senior Vice President, Finance